EXCLUSIVE LICENSE and OPTION AGREEMENT

This Exclusive License Agreement (the “Agreement”) is entered into as of February 7, 2009 (the “Effective Date”), by and between Bioxen Ltd including its affiliates, legal successors and subsidiaries with its principal offices registered as Nautilus House, La Cour des Casernes, St.Helier.Jersey, JE1 3NH, Channel Islands (“Bioxen”) and Cyplasin Biomedical Ltd., a (Nevada corporation), with its principal offices located at Unit 131 Advanced Technology Center, 9650-20th ave., Edmonton, Alberta Canada T6N1G1 including its affiliates, legal successors and subsidiaries, (“Cyplasin”); and collectively referred to as the “Parties”; and

Whereas Bioxen Ltd wishes to acquire an exclusive license from Cyplasin Biomedical Ltd. for the Territory to make use and make practice of Cyplasin Intellectual Property (IP) for various therapeutic purposes: and Cyplasin Biomedical Ltd. wishes to grant said license;

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1.0 DEFINITIONS

The following definitions shall apply throughout this Agreement:

1.1 “AFFILIATE” means, with respect to a particular Party, a person, corporation or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For the purposes of this definition, "control" means the direct or indirect ownership by a Party of at least fifty percent (50%) of the outstanding voting securities of the controlled entity; provided, that in any country where the law does not permit foreign equity ownership of at least fifty percent (50%), then with respect to corporations organized under such country's laws, "control" shall mean the direct or indirect ownership by a Party of outstanding voting securities of such corporation at the maximum amount permitted by the law of such country.

1.2 “CONFIDENTIAL INFORMATION” subject to Article 2.0 herein shall mean all Information however disclosed or samples supplied by one party to the other pursuant to this Agreement.

1.3 “EFFECTIVE DATE” shall mean the date first above written as the effective date of this License Agreement.

1.4 “FIELDS OF USE” means the use of the LICENSED TECHNOLOGY which is directly or indirectly incorporated into a LICENSEE”S Licensed Product or related service where such is intended for use as a therapeutic product or service within the GRANTED TERRITORY but shall exclude any Non Therapeutic Applications or uses.

1.5 GROSS SALES" shall mean the gross receipts from the SALE of LICENSED PRODUCT by the Licensee or by any of its sub licensees less deductions for: (i) transportation and insurance charges; (ii) sales and excise taxes, or paid taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, (ii) normal and customary trade, quantity and cash discounts allowed; (iii) sales commissions; and (iv) allowances on account of rejection or return by customers.

1.6 “INFORMATION” shall mean any CONFIDENTIAL INFORMATION of a technical or other nature relating to LICENSED TECHNOLOGY, which is in the possession of Cyplasin Biomedical Ltd. as of the EFFECT IVE DATE, and which is necessary or useful to LICENSEE in furtherance of the development, manufacture or marketing of LICENSED PRODUCT. Information may include or mean any and all information and data of any kind, including without limitation techniques, inventions, practices, methods, knowledge, know-how, skill, experience, test data, analytical and quality control data, marketing, cost, sales and manufacturing data and descriptions, compositions, and assays.

1.7 “INTELLUCTUAL RIGHTS (IP) RIGHTS” shall mean the United States patent applications and foreign counterparts thereof, or any continuations, continuations-in-part, divisions, re-issues, additions, renewals, improvements embodiments, extensions or improvements thereof, and any IP or patents issuing there from.

1.8 “LICENSEE” shall mean Bioxen Ltd and its AFFILIATES and or their successors.

1.9 “LICENSED TECHNOLOGY” shall mean any product, manufactured, used or sold which if produced or sold would infringe, induce infringement of, or contribute to the infringement of at least one VALID CLAIM contained in the Cyplasin IP and issued patents worldwide which would include but not be limited to any current IP, improvements or derivatives thereof; such that if any VALID CLAIM were contained, instead, in an issued patent not included in such IP Rights.

1.10 “LICENSED PRODUCT “means any derived or developed commercial product that comprises or contains, or is manufactured based upon or utilizing or is derived from, the LICENSED TECHNOLOGY or any part thereof.

1.11 “LICENSOR” shall mean Cyplasin Biomedical Ltd. and its AFFILIATES and their successors.

1.12 “NON THERAPEUTIC APPLICATIONS” subject to 1.4 shall mean the use of in part or in whole of cyplasin as defined in the IP for purposes other than treating cell-based pathologies in humans or animals.

1.13 “OPTION” subject to Article 8.0 and Retained Rights shall mean that discretionary right of the Licensee to execute an agreement whereby the IP ownership is transferred in favor of the Licensee where the Licensee now owns 100% of the IP.

1.14 "REASONABLE EFFORTS" shall mean efforts and resources commonly used in the research-based pharmaceutical industry for the research, development and commercialization of a product at a similar stage in its product life taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors.

1.15 "REGULATORY APPROVALS” means any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale, of products in a regulatory jurisdiction.

1.16 “SALE” shall mean any transaction for which consideration is received for the sale, lease, license, transfer or other disposition of LICENSED PRODUCT by LICENSEE or by its sublicenses’ within the TERRITORY

1.17 "SUB LICENSEE" shall mean any Third Party expressly licensed by a Party to make and sell one or more Licensed Products. A Sub licensee shall not include distributors or sales agents that do no more than purchase and resell finished Products on behalf of a Party.

1.18 “TERRITORY” shall mean worldwide.

1.19 "THIRD PARTY" means any entity other than the “Parties” or an Affiliate of the Parties.

1.20 “VALID CLAIM” shall mean a claim of a patent application or patent, which claim has not expired and has not been held unenforceable, unpatentable or invalid by decision of a court or other governmental agency of competent jurisdiction.

2.0 CONFIDENTIALITY

2.1 CONFIDENTIAL INFORMATION disclosed in documentary form shall be marked "Confidential." Oral discussions of CONFIDENTIAL INFORMATION shall be if noted as confidential be reduced to writing by the disclosing party and a copy marked "Confidential" provided to the receiving party within thirty (30) days of the disclosure date.

However, CONFIDENTIAL INFORMATION shall not include information which: (i)was known to the receiving party prior to the date of disclosure by the disclosing party or is developed independently of information received from the disclosing party by those who have not had access to this information; or (ii) is lawfully received in good faith at any time by the receiving party from others lawfully in possession of the same and having the right to disclose the same; or (iii) is, as of the date of receipt, in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the receiving party; or (iv) is required to be disclosed by law, rule of court or regulation; or (v) is independently developed by the receiving party, as evidenced by written records.

2.2 CONFIDENTIAL TERM: The receiving party shall hold all CONFIDENTIAL INFORMATION in strict confidence for a period of five (5) years from the disclosure date; not use said CONFIDENTIAL INFORMATION except as provided in this Agreement; and not disclose, directly or indirectly, said CONFIDENTIAL INFORMATION to others except with the prior written consent of the disclosing party. The receiving party shall use at least the same degree of care to maintain CONFIDENTIAL INFORMATION secret as the receiving party uses in maintaining secret its own confidential information, but always at least a reasonable degree of care. The receiving party shall restrict disclosure of CONFIDENTIAL INFORMATION solely to those of its employees having a need to know such CONFIDENTIAL INFORMATION in order to accomplish the purposes of this Agreement. The receiving party shall also advise its employees, before they have access to CONFIDENTIAL INFORMATION, of the obligations of the receiving party under this Agreement, and require such employees and consultants to maintain those obligations.

2.3 LEGAL DISCLOSURE: Notwithstanding any of the provisions of Paragraph 2.2, LICENSEE shall be entitled, without Cyplasin Biomedical Ltd.’s prior written approval, to disclose any CONFIDENTIAL INFORMATION of CYPLASIN BIOMEDICAL LTD.: (i) to the FDA or any other health authority in the world, but only to the extent required by law or regulation to obtain approval to test or market LICENSED PRODUCT and (ii) to any other third party for the sole purpose of assisting Bioxen Ltd in accomplishing the purposes of this Agreement provided that, prior to any such disclosure, the recipient shall be bound by written confidentiality obligations that are at least as strict as those of Bioxen Ltd under this Agreement.

2.4 UPON TERMINATION: the receiving party shall promptly return all written materials or samples of tangible property received hereunder, with the exception that one copy of said written materials may be retained by the receiving party solely for archival purposes. In the alternative, the receiving party shall destroy all materials and confirm such destruction in writing.

2.5 PUBLIC DISCLOSURE: Notwithstanding any other provision of this Agreement, it is recognized by LICENSEE that CYPLASIN BIOMEDICAL LTD., shall have the obligation to publicly disclose this agreement upon its execution.

3.0 GRANT OF LICENSE

3.1 TERMS: Assuming all payment terms as defined in Article 5.0 are met and kept current CYPLASIN BIOMEDICAL LTD. grants to BIOXEN LTD as per this Article 3.1 and 3.2 an exclusive license for the TERRITORY within the “FIELD OF USE” under the PATENT RIGHTS within the TERRITORY; to make, have made, use, sell, and offer for sale the LICENSED TECHNOLOGY and derived PRODUCTS thereof. Bioxen Ltd shall have the exclusive right to utilize the Licensed Technology to research and develop Products for use and sale in the Bioxen Ltd Territory and to commercialize and or use for non commercial purposes the Products in the Bioxen Ltd Territory.

3.2 RETAINED RIGHTS: As per Article 3.1 Bioxen shall have the right to use for any commercial or non commercial purpose whatsoever and be granted a license to make use of the LICENSE TECHNOLOGY and IP rights and any improvements, or continuances thereof or derived from, as given under the terms of this agreement. Bioxen Ltd will be solely responsible for the maintenance and filings of all patents related to the IP, its TECHNOLOGY and INFORMATION within the Territory. Notwithstanding the preceding license grant, and subject to license provisions as per Article 6.5 & 8 CYPLASIN BIOMEDICAL LTD. shall retain all rights to any Non Therapeutic Application.

3.3 SUBLICENSE: LICENSEE shall have the right to enter into sublicense agreements, provided that all applicable material terms of this Agreement are incorporated into such sublicense agreements to provide for the protection of CYPLASIN BIOMEDICAL LTD. and its trustees, officers, employees and agents, and provided further that LICENSEE remains primarily liable for its obligations under this Agreement. A copy of any sublicense agreement shall be provided to CYPLASIN BIOMEDICAL LTD. for its review and approval prior to execution which shall not be unreasonably withheld.

3..4 NON- ASSIGNMENT: Except as given in sub section 3.3 above and as per section 8.0 the “Option”; this agreement and any and all of the rights and obligations of each party hereunder shall not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other party provided, however, that a party may assign this Agreement without consent of the other party to a third party that acquires control of such party or in connection with an assignment to an AFFILIATE.

3.5 COPY RIGHT & TRADE MARK: Subject to section 8.0, and 11.5.1 Bioxen shall have unlimited use of the copy right term or trademark term “Cyplasin” when in reference to a Product and the IP and know how of the technology, but may not use it in terms of identifying a corporate identity.

4.0 FIDUCIARY EFFORTS

4.1 BEST EFFORTS: LICENSEE shall use reasonable efforts to finance and advance the development of LICENSED TECHNOLGY PRODUCTS and IP to effect their commercialization as soon as practicable, consistent with prevailing sound business practices relating to the commercialization of similar products; thereafter, during the term of this Agreement, Bioxen Ltd agrees to use Reasonable Efforts to develop such Products and to market and sell in the Bioxen Ltd Territory such Products developed by Bioxen Ltd.

5.0 PAYMENTS

5.1 ROYALTY: In consideration of the license granted to LICENSEE under this Agreement, LICENSEE shall pay to CYPLASIN BIOMEDICAL LTD. a royalty of one and one quarter percent (1.25%) of all Gross Revenue of Licensed Products sold by Bioxen Ltd, its Affiliates, or Sub licensees in the Bioxen Ltd Territory. Said payment will be calculated on a quarterly basis and accrued Royalties will be to Cyplasin Biomedical Ltd. or its legal assigns or successors, within sixty (60) days after the end of each such calendar quarter.

Such royalties shall be calculated on the basis of Net Revenue in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars on the basis of the average currency exchange rate as publicly published for such currency exchange. Royalty payments for sales in the Territory shall commence with the first unit of each LICENSED PRODUCT sold by LICENSEE or by its sublicenses and will end coincident with the expiration date of the last-to-expire issued patent within PATENT RIGHTS within the TERRITORY covering such LICENSED PRODUCT.

5.2 LICENSING AND MAINTAINANCE FEES: Under the terms of this license agreement Bioxen shall pay to Cyplasin a non-refundable license fee of Twenty-Five Thousand Euros (25,000 Euros). This fee shall be paid:

- Within thirty (30) days of completion of any corporate financing - in the minimum collective amount of Five Hundred Thousand Euro (500,000 Euro) - for Bioxen, any associated affiliate, or other entity which directly makes practice of the IP,

- The fee shall not be creditable against any other payments due to Cyplasin.

5.2.1 In order to keep the IP in good standing and in addition to the license fee; Bioxen will pay all current outstanding and all ongoing continued related patent and maintenance fees owed to:

HUBER & SCHÜSSLER
Truderinger Str. 246
D-81825 München
Germany

Or to any other similar office whose responsibility is to maintain said IP.

5.3 REMITTANCE OF PAYMENTS: under this Article 5.0 payments will be made by means of wire or electronic transfer to the receiving Party's account in a bank to be designated by such Party in writing. If LICENSEE fails to make any payment due to Cyplasin within the time prescribed by the terms of this Agreement, a penalty equal to one percent (1.5%) of the amount due and unpaid on the first day of each calendar month shall be added to the amount due. However, the provisions of this section 5.3 shall not apply to any underpayment of royalties which is uncovered by audit of the books of LICENSEE or of its sublicenses pursuant to Paragraph 5.6

5.4 TERM: Bioxen Ltd shall pay the royalties specified above, until the later of the expiration of ten (10) years from the first commercial launch of such Product in the Territory or the last to expire of the Patents with claims covering such Product whichever is longer.

5.5 REPORTS: All amounts payable under this Agreement shall be accompanied by a report listing the gross selling price of each Product sold during such period and the calculation of Net Revenue based on such sales, including all other information necessary to determine the appropriate amount of such royalty payments, and any additional information or reports required under the Agreement.

5.6 RIGHT TO AUDIT: The financial statements of LICENSEE and of its sublicenses will be audited annually by an independent certified public accountant. Cyplasin shall have the right to employ, at its own expense, a qualified accountant of its own selection to whom LICENSEE shall make no unreasonable objection, to examine the books and records of LICENSEE and its sublicenses relating to the SALE of LICENSED PRODUCT for the purpose of verifying the amount of royalty payments due. Such examination of books and records of LICENSEE and its sublicenses shall take place during regular business hours during the term of this Agreement and for two (2) years after its termination, provided however, that such an examination shall not take place more than once a year and shall not cover records for more than the preceding three (3) years, and provided that such accountant shall report to Cyplasin as to the accuracy of the royalty statements and payments. If such accountant shall find an underpayment to Cyplasin a presentation of a written statement substantiating the underpayment will be provided to LICENSEE.

If LICENSEE is not in agreement with the findings of the qualified accountant selected by Cyplasin then LICENSEE shall so notify of such in writing within thirty (30) days of receipt by LICENSEE of said findings, in which case the parties will jointly appoint, within a further period of thirty (30) days, an independent qualified accountant to validate, at Licensee’s expense, Cyplasin's accountant's findings, and the decision of said independent accountant shall be final. If said independent accountant verifies that an underpayment has occurred, the amount due and interest (accruing at the prevailing Prime Rate from the date payment was due through the date of actual payment to Cyplasin shall be paid within thirty (30) days. Should such underpayment represent more than five percent (5%) of the royalties due to Cyplasin, LICENSEE shall reimburse Cyplasin for the cost of the examination by Cyplasin’s accountant which disclosed such underpayment.

All payments due to CYPLASIN BIOMEDICAL LTD. under this Agreement shall be made in United States dollar except where so noted.

5.7 TAXES: Taxes levied on account of the royalties and other payments accruing or made to Cyplasin under this Agreement shall be paid by Cyplasin. If provision is made in law or regulation for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement by Bioxen to Cyplasin then Bioxen shall be entitled to deduct such tax, levy or charge from the royalty or other payment to be made to Cyplasin and pay such tax, levy or charge to the proper taxing authority. A receipt of payment of the tax, levy or charge secured shall be promptly delivered to Cyplasin, together with copies of all pertinent communications from or with such governmental authorities with respect thereto. Bioxen agrees to cooperate with Cyplasin in any effort in claiming any exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to Bioxen.

6.0 INTELLECTUAL PROPERTY

6.1 OWNERSHIP. Subject to the terms of this Agreement; and section 8.0, Bioxen and Cyplasin shall each own any and all of their issued or pending Intellectual Property rights, their continuances in part, title, entitlements or interests as existed prior to this agreement being enacted , during the TERM of this agreement and subsequent to any TERMINATION.

6.2 ENFORCEMENT RIGHTS. With respect to infringement of any of the LICENSE TECHNOLOGY or related IP rights in the Territory, Bioxen shall have the initial right or opportunity, to institute, prosecute and control any action or proceeding with respect to such infringement in the Territory. Bioxen shall bear the costs of such patent enforcement within the Territory and shall retain for its own account any amounts recovered from Third Parties. In the event Bioxen is unable to enforce said Patent Rights, Cyplasin shall have the right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement in the Territory. Cyplasin shall bear the costs of patent enforcement within the Territory and retain for its own account any amounts recovered from Third Parties.

The Party first having knowledge of any infringement of the Patent Rights shall promptly notify the other Party in writing. The notice shall set forth the facts of such infringement in reasonable detail. If a Party having the right to enforce a Patent pursuant to this Article 6.2 fails to bring an action or proceeding against a suspected infringer within a period of ninety (90) days after having knowledge of such infringement in the Field, the other Party shall have the right to bring and control an action against such infringer by counsel of its own choice. If one Party brings any such action or proceeding, the other Party agrees to be joined as a Party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. The Party controlling a suit hereunder shall, at the other Party's expense, retain any and all recovery from such suit. The Party controlling a suit hereunder shall not settle or consent to an adverse judgment in any such action which would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of the other Party.

6.3 NO WARRANTY: Except as otherwise provided in this Agreement, neither Party makes any warranty with respect to the validity, perfection or dominance of any Patent or other proprietary right or with respect to the absence of rights of Third Parties which may be infringed by the manufacture or sale of any Product.

6.4 THIRD PARTY INFRINGEMENT: If a Third Party asserts that a patent, trademark or other intangible right owned by it is infringed by any Product in the Territory, Bioxen Ltd will be solely responsible for defending against any such assertions at its expense. Each Party will give prompt written notice to the other of any such claim. Cyplasin Biomedical Ltd. will assist in the defense of any such claim as reasonably requested by Bioxen Ltd, at expense, and may retain separate counsel at its own expense. Prior to settling any such claim, Bioxen Ltd shall consider in good faith any rights and interests of Cyplasin Biomedical Ltd. adversely affected by such settlement and shall use good faith efforts to minimize such affect.

6.5 NON THERAPEUTIC APPLICATION If in the event Cyplasin develops a non therapeutic product or application based upon the IP as defined in Exhibit A attached herein then Cyplasin shall pay to Bioxen a royalty of 1.25% on the sales of such subject to the same terms and conditions of Article 5.

6.5.1 EXCERISE OF BIOXEN OPTION as per Article 8.0 herein then Bioxen will automatically assign to Cyplasin Biomedical Ltd., an irrevocable, fully paid, exclusive, worldwide, sub –licensable, license for any Non Therapeutic Application product or service which Cyplasin may have developed based upon the IP as defined herein. Subject to terms defined in Article 5.0 Cyplasin Biomedical Ltd, agrees to pay a royalty on such Non Therapeutic Application products or service to Bioxen at a rate of 1.25% .

7.0 REPRESENTATIONS AND WARRANTIES

7.1 RIGHTS: CYPLASIN represents that it has the right to enter into this Agreement and to make the herein grant of license under PATENT RIGHTS and TECHNICAL INFORMATION. CYPLASIN further represents that it is the sole and exclusive owner of PATENT RIGHTS and TECHNICAL INFORMATION, all of which are free and clear of any liens, charges and encumbrances. To the best of CYPLASIN knowledge, no third party has expressed to CYPLASIN in writing, that any patent or patent application included in the PATENT RIGHTS is invalid or unenforceable.

7.2 NO WARRANTY: CYPLASIN makes no warranty that exercise by LICENSEE or its sublicenses of the rights granted herein will not infringe any patents owned by a third party, or that any patent application within PATENT RIGHTS will issue as a patent.

7.3 EACH OF THE PARTIES WARRANT TO EACH OTHER:

(a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(b) Such Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field licensed to the other Party hereunder which would conflict with such rights granted to the other Party under Article 3.

8.0 OPTION

Under terms of this license Bioxen Ltd shall have the right to exercise an option to enter into a INTELLECTUAL PROPERTY - SALE AND ASSIGNMENT AGREEMENT as given in EXHIBIT B

9.0 TERM AND TERMINATION

9.1 TERM: This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided in Articles 8.0 and this section 9.0, shall continue in effect until the latest of:

(a) The expiration of the last to expire of the Licensed Patents, or

(b) The date on which Bioxen is no longer obligated to pay royalties to each other under Article 5.0 or,

(c) The Effective Date of which Bioxen exercises its Option under Article 8.0 above

9.2 TERMINATION

9.2.1 BANKRUPTCY: If either party is adjudicated bankrupt, files a voluntary petition in bankruptcy, makes or executes an assignment for the benefit of creditors, is liquidated or dissolved, or if a receiver, trustee, liquidator, sequestrator or other judicial representative is appointed for either party or its property; then in such an event this agreement is deemed terminated and the bankrupt party shall execute any documents that are necessary to reassign or transfer to the non-bankrupt party the interest granted hereunder, or

9.2.2 MATERIAL BREACH: if Bioxen fails to meet its financial obligations under this Agreement, or to not properly maintain the IP in good standing, where such breach is not cured within thirty (30) days of written notice thereof this agreement shall immediately be terminated and will become subject to Article 9 herein.

90 days of written notice from the non- breaching Party to the other Party, specifying in detail the nature of said breach this Agreement may be terminated by the non breaching Party.

(a)	if either of the Parties terminates for uncured breach, then the Parties obligations under Articles 5 6, 9 &10 shall survive termination

(b)	In the event of any termination of this agreement, all outstanding or any payments in arrears from one Party to the other, will immediately be calculated with balances paid in full.

9.3 SURVIVING RIGHTS Upon termination of this Agreement, Cyplasin shall have the right to retain any amounts already paid by Bioxen under this Agreement, and Bioxen shall pay to Cyplasin all amounts accrued which are then due or which become due based on the SALE of LICENSED PRODUCT, manufactured or produced prior to the effective date of termination. In addition to survival of previous Articles 2 (Confidentiality) and Articles as provided elsewhere in the Agreement, the obligations and rights of the Parties under Articles 5, 6,9 and 10 of this Agreement will survive any termination.

9.4 EFFECT OF BIOXEN TERMINATION: , In the event Bioxen materially breaches this agreement which effects a termination of this Agreement except in the case of an exercise of its Option as per Article 8, then Cyplasin Biomedical Ltd. is automatically deemed to have received an exclusive, fully-paid, Irrevocable, sub licensable, perpetual license in the Territory for the License Technology /Products and their continuances, improvements derived thereof for any and all purposes, subject to the right granted in this Agreement and will immediately return to Cyplasin all Information which includes but is not limited to all records, log books, lab notes, reports, publications and any and all materials related to the IP and or Licensed Product, which shall include but not be limited to any R&D data which relates to the continuances, embodiments, improvements or derived products thereof. All copyrighted material, trade marks and other branding materials related to Cyplasin shall also be returned and become the property of Cyplasin Biomedical Ltd.

9.5 EFFECT OF CYPLASIN TERMINATION In the event Cyplasin materially breaches this agreement which creates a termination of this Agreement then Bioxen is automatically deemed to have received an exclusive, fully-paid, Irrevocable, sub licensable, perpetual license in the Territory for the License Technology /Products and their continuances, improvements derived thereof for any and all purposes, subject to the right granted in this Agreement.

10.0 INDEMNIFICATION

10.1. BIOXEN LTD shall indemify hold harmless, and defend CYPLASIN BIOMEDICAL LTD., its trustees, officers, employees and agents against any and all claims, including legal fees and costs arising out of the exercise of any rights granted under this Agreement, without limiting the generality of the foregoing, against any damages, losses or liabilities whatsoever including but not limited to death or injury to person or damage to property arising from the commercial sale of LICENSED PRODUCT by LICENSEE, its sublicenses or any customers of any of them in any manner whatsoever. CYPLASIN BIOMEDICAL LTD. shall give LICENSEE written notice of any claim(s) related to LICENSED PRODUCT within thirty (30) days, and CYPLASIN BIOMEDICAL LTD. shall reasonably cooperate with LICENSEE and its insurance carrier in the defense of any such claim(s).

10.2 CYPLASIN BIOMEDICAL shall indemnify, defend and hold harmless Bioxen Ltd its trustees, officers, employees and agents against any and all claims, excluding claims stemming from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any claim of infringement, bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Product in the or (b) due to the negligence or willful misconduct of Bioxen Ltd or its employees or agents.

10.2 INSURANCE, subject to the initiation of any commercialization event of any of the Licensed Technology or Product; LICENSEE agrees to maintain, on any LICENSED PRODUCT that is sold or otherwise to be covered by Comprehensive Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE and/or its sublicenses, if any, as contemplated by this Agreement for minimum suitable amounts to be set at the discretion of the Licensee.

Such insurance shall name CYPLASIN BIOMEDICAL LTD, its legal successor, its trustees, officers, employees, and agents as additional insurers. Upon written notification of change of control or other material change, to Bioxen from Cyplasin; Bioxen shall furnish a new Certificate of Insurance, evidencing coverage of two million dollars ($2,000,000.00) with thirty (30) days of such written notice of change of control or other material change.

Licensee’s insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this Agreement. LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

11.0 MISCELLANEOUS

11.1 ASSIGNMENT. Subject to section 3.4 and 8.0 neither Party shall assign any of its rights and obligations hereunder except (i) as incident to the merger, consolidation, reorganization or acquisition of stock affecting actual voting control or of substantially all of the assets of the assigning Party or (ii) to an Affiliate; provided, however, that in no event shall either Party's rights and obligations hereunder be assigned without prior written notice to the other Party. In any case, neither Party may make an assignment of its assets which renders it unable to perform its material obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

11.3 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming Force Majeure has exerted all Reasonable Efforts to avoid or remedy such Force Majeure; provided, however, in no event shall a Party be required to settle any labor dispute or disturbance.

11.4 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5 TRADEMARK RIGHTS. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Cyplasin Biomedical Ltd." or "Bioxen Ltd" or any other trade name or trademark of the other Party in connection with the performance of the Agreement.

11.5.1 DOMAIN TRANSFER. Bioxen shall assume the ownership including the domain name cyplasin.com, and financial responsibility of maintaining a web site currently located as www.cyplasin.com. Prior to this transfer Cyplasin shall modify the web site to have deleted all of its corporate and other relevant information so as to only reflect the technical nature of the technology. Subsequent to this transfer Bioxen shall have unlimited access and editorial freedom to post what it deems best for its own corporate and technological advancement.

11.6 NOTICES. Time is of the essence under this Agreement. Notices and payments to the parties shall be addressed as follows:

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Cyplasin Biomedical Ltd., addressed to:

Attention: President & CEO
Cyplasin Biomedical Ltd.
Unit 131 Advanced Technology Center
Edmonton, Alberta Canada T6N 1G1

If to Bioxen Ltd, addressed to:

Attention: General Manager
Bioxen Ltd
Nautilus House, La Cour des Casernes,
St.Helier.Jersey, JE1 3NH, Channel Islands

or to such other address as a party may specify by notice from time to time in writing to the other parties in the manner specified in this Section.

11.7 JURIDICTION & DISPUTE RESOLUTION. The Parties agree that this entire agreement shall be governed by the laws of the State of Nevada, USA and If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties shall use reasonable efforts to settle it by Good Faith negotiation within sixty (60) days of notice from one Party to the other of such dispute, controversy or claim, before pursuing any other remedies available to them. If either Party fails or refuses to participate in such negotiations, or if, in any event, the dispute, controversy or claim is not resolved to the satisfaction of both Parties within the sixty (60) day period, any such dispute, controversy or claim shall be settled by arbitration. Any such arbitration shall be conducted in accordance with the International Arbitration Rules of any such arbitration shall be in a location within the Country of the United States of America and the Arbitration shall be governed by and construed in accordance with the laws of the State of Nevada, USA. The arbitrators shall include one independent, un-affiliated nominee selected by each Party and a third neutral arbitrator selected by such nominees. The Parties agree that any arbitration panel shall include members knowledgeable as to the evaluation of biopharmaceutical technology. Judgment upon the award rendered may be entered in the highest state or federal court or forum, state or federal, having jurisdiction; provided, however, that the provisions of this Article 11.7 shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. The prevailing Party shall be entitled to reasonable attorney's fees and costs to be fixed by the arbitrators.

11.8 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

11.9 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, beheld to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

11.10 AMBIGUTIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.11 ENTIRE AGREEMENT. This Agreement and any agreements referenced herein set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior written or verbal agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

11.12 HEADINGS. The Article and Paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the Article or Paragraphs to which they apply.

11.13 FAILURE OF CYPLASIN BIOMEDICAL LTD. to enforce a right under this Agreement shall not act as a waiver of that right and shall not preclude CYPLASIN BIOMEDICAL LTD. from later asserting that right relative to the particular situation involved.

11.14 ANY BREACH whatsoever of any provision of Article 5 (entitled PAYMENTS) shall be deemed a material breach of a material provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Cyplasin Biomedical Ltd.	Bioxen Ltd

By /s/ Garth Likes	By /s/ Christian Petzelt

Name Garth Likes	Name Christian Petzelt

Date FEBRUARY 7, 2009	Date: FEBRUARY 14, 2009

Exhibit A–Cyplasin Biomedical Ltd. Patents

Cyplasin Biomedical Ltd. Intellectual Property shall consist of the following issued patents, all current applications thereof, all derived and continuations thereof:

- A patent, in all of its continuations and assigns and derivatives, which describes a “Protein having an anti-tumoral effect,” has been granted as defined below:

US Patent No. 6,171,818 B1 was issued January 9, 2001

European Patent EP 0 858 465 was issued January 29, 2003

Japanese Patent NrHei 9-516992 was issued May 20, 2008

A second patent, in all of its continuations and assigns and derivatives, entitled “Cytotoxic Cyplasin of the Sea Hare, Aplysia punctata, cDNA Cloning and Expression of Bioreactive Recombinants” with US-Application No. 10/501,098 and European Application No 02019 914.7 -1521 has been granted in the United States.

US Patent No. 7,271,242 B2 was issued September 18, 2007

Australian Patent Nr2002361168 was issued on May 8, 2008

Exhibit B

INTELLECTUAL PROPERTY - SALE AND ASSIGNMENT AGREEMENT

THIS INTELLECTUAL PROPERTY TRANSFER AGREEMENT (the “Agreement”) is made on [date] the `EFFECTIVE DATE` and being an integral part of the said License Agreement as incorporated herein

BETWEEN

Bioxen Ltd including its affiliates, legal successors and subsidiaries with its principal offices registered as Nautilus House, La Cour des Casernes, St.Helier, Jersey, JE1 3NH, Channel Islands (“Bioxen”) and Cyplasin Biomedical Ltd., a (Nevada corporation), with its principal offices located at Unit 131 Advanced Technology Center, 9650-20th ave., Edmonton, Alberta Canada T6N1G1 including its affiliates, legal successors and subsidiaries, (“Cyplasin”); and collectively referred to as the “Parties”; and

WHEREAS

Cyplasin has agreed to sell and/or transfer, assign all of its and its applicable affiliates’ right, title and interest in the Intellectual Property (as defined below) to Bioxen, and

Bioxen has agreed to purchase and accept the same for the Consideration (as defined below).

NOW, IT IS AGREED as follows:

1.0 Definitions and Interpretation in this Agreement:

Business Day means a day (other than a Saturday or Sunday) on which banks are open in Vancouver, B.C. Canada for the transaction of a full range of business activities.

Completion means completion of the transfer hereunder in accordance with Section 3.0

Consideration has the meaning given to it Section 2.2.

Effective Date means the completion of the Transfer Time for the sale and or assignment of the Intellectual Property has been completed and the Consideration for such has been delivered.

Intellectual Property means all technical know how and documentation related thereto and all intellectual property rights therein and other intellectual property rights described on Schedule A.

Transfer Time means close of the Business Day on the date in which the Consideration is completed.

IN THIS AGREEMENT:

a) The headings are inserted for convenience only and shall not affect the construction of this Agreement;

b) A reference to sell or purchase or transfer includes a reference to procure the sale of or procure the purchase of or procure the transfer of, as the case may be; and

c) General words introduced by the word other shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing, nor by the fact that they are followed by particular examples intended to be embraced by the general words.

2. The Transfer and License Back

2.1 Effective as of the Transfer Time, Cyplasin hereby sells and transfers and Bioxen hereby purchases all of Cyplasin’s and its applicable affiliates’ right, title and interest in the Intellectual Property as defined in Schedule A. If during the term of the license Cyplasin may have had developed any non-therapeutic related IP then this as well shall be considered to be a part of the assigned IP to Bioxen. However at the request of Cyplasin, Bioxen shall issue a irre3vocable, fully paid world wide exclusive license bearing 1.25% royalty back to Cyplasin at the same terms and conditions as given in this license herein.

2.2 The price for the sale and transfer in Section 2.1 shall be the sum of 500,000 Euros. (the “Consideration”).

2.3 If any sales tax, value added tax or other transfer tax is properly chargeable in respect of the sale and purchase in Section 2.1, the Bioxen shall pay to Cyplasin the amount of such tax in addition to and at the same time as the Consideration. Cyplasin will issue to Bioxen a proper tax invoice in respect thereof.

2.4 BIOXEN HEREBY ACKNOWLEDGES THAT CYPLASIN MAKES NO REPRESENTATION OR WARRANTY TO BIOXEN UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE INTELLECTUAL PROPERTY, AND THAT THE ABOVE SALE AND TRANSFER IS MADE TO THE COMPANY ON AN “AS IS” BASIS.

3. COMPLETION

3.1 The sale and purchase of the Intellectual Property shall be completed, and legal title and ownership in respect of the Intellectual Property shall be deemed to pass to Bioxen, in each case, with effect upon the Effective Date.

3.2 Cyplasin shall:

a) Cause to be delivered or made available to Bioxen such documents as Bioxen may reasonably require to complete the sale and purchase of the Intellectual Property; and

b) Do such other things reasonably necessary to give full effect to this Agreement.

3.3 Bioxen shall:

a) Pay or cause to be paid on the Effective Date, the Consideration in cash to Cyplasin or to whom and in the manner as Cyplasin may direct; and b) Cause to be delivered or made available to Cyplasin such additional documents as Cyplasin may reasonably require to complete the sale and purchase of the Intellectual Property; and

c) Do such other things reasonably necessary to give full effect to this Agreement.

3.3 Upon the Effective Date the previous License Agreement which was entered into between the Parties on January 23, 2009 and for which these agreement forms an integral part thereof; for use of the Cyplasin Intellectual Property shall be caused to be terminated and all outstanding payments owed to Cyplasin shall be brought to a zero balance and all other effects of such Termination shall be in force and in effect.

4. ENTIRE AGREEMENT

This Agreement (including the Schedules, which are hereby incorporated in the terms of this Agreement) sets forth the entire understanding and agreement among the parties as to matters covered herein and therein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the parties with respect to the subject matter hereof.

5. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6. VARIATION

No waiver shall be deemed to have been made by any party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by an authorized signatory. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the parties.

7. NOTICES

All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or certified or registered mail, return receipt requested, as follows:

If to Cyplasin Biomedical Ltd., addressed to:

Attention: President & CEO
Cyplasin Biomedical Ltd.
Unit 131 Advanced Technology Center
Edmonton, Alberta Canada T6N 1G1

If to Bioxen Ltd, addressed to:

Attention: General Manager
Bioxen Ltd
Nautilus House, La Cour des Casernes,
St.Helier.Jersey, JE1 3NH, Channel Islands

or to such other address as a party may specify by notice from time to time in writing to the other parties in the manner specified in this Section.

8. COSTS

Bioxen and Bioxen shall each pay its own costs, charges and expenses incurred in connection with the preparation and implementation of this Agreement and the transactions contemplated by it.

Pursuant to the previous license which is in effect until the completion of this agreement Bioxen will have paid the continuing maintenance and all other associated patent costs and these payments shall continue to apply herein.

9. GOVERNING LAW; SUBMISSION TO JURISDICTION; APPOINTMENT OF AGENT FOR SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

9.1 THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEDDING AGAINST IT ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT ONLY IN THE SUPREAME COURT OF THE STATE OF NEVADA.

9.2 Each party irrevocably waives any objection to the venue of the courts designated in Section 10.1 (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

10. U.S. BANKRUPTCY CODE The parties acknowledge that this Agreement is an “executory contract” as provided in Section 365(n) of Title 11, United States Code (the “U.S. Bankruptcy Code”) and may contain licenses to “intellectual property,” as provided in Section 365(n) thereof. Each party acknowledges that if it as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code rejects this Agreement, the other party may elect to retain its rights under this Agreement as provided in Section 365(n) of the U.S. Bankruptcy Code to the fullest extent permitted by law, subject to all of such party’s obligations and restrictions hereunder. Upon written request of one party to the other party or to an applicable bankruptcy trustee, the other party or such bankruptcy trustee shall not interfere with the rights of the requesting party as provided in this Agreement, except as otherwise provided by law or equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Cyplasin Biomedical Ltd.	Bioxen Ltd

By /s/ Garth Likes	By /s/ Christian Petzelt

Name Garth Likes	Name Christian Petzelt

Date August 1, 2009	Date: August 9, 2009